As filed with the Securities and Exchange Commission on November 14, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	93-2560883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1063 Grean Plain Avenue Needham, Massachusetts	02492
(Address of Principal Executive Offices)	(Zip Code)

BANKPROV 401(k) plan

(Full title of the plans)

Joseph P. Campanelli

c/o NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

(Name, address and telephone number of agent for service)

Copies to:

Michael K. Krebs, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 439-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to shares of common stock of NB Bancorp, Inc. (“Needham”, “Registrant” or “Corporation”), par value $0.01 per share (“Needham common stock”), that may be offered or sold pursuant to the BankProv 401(k) Plan (the “BankProv 401(k) Plan”), which was assumed by Needham in connection with the merger described below, if participants in the BankProv 401(k) Plan elect to invest in Needham common stock through the BankProv 401(k) Plan during payroll periods between November 15, 2025 and the merger of the BankProv 401(k) Plan with Needham’s existing 401(k) plan, inclusive, and an indeterminate amount of plan interests issuable to eligible participants pursuant to the BankProv 401(k) Plan.

The Merger

Pursuant to the terms of the Agreement and Plan of Merger, dated June 5, 2025 (the “Merger Agreement”), by and among Needham, Needham Bank, 1828 MS Inc., a wholly owned subsidiary of Needham formed solely to facilitate the transaction (“Merger Sub”), Provident Bancorp, Inc. (“Provident”) and BankProv, (i) Merger Sub will merge with and into Provident (the “Merger”) on November 15, 2025 at 12:01 a.m. (Eastern Time) (the “Effective Time”), (ii) immediately after the Merger, Provident will merge with and into Needham, with Needham as the surviving entity (the “Holdco Merger”), and (iii) and immediately after the Holdco Merger, BankProv will merge with and into Needham Bank, with Needham Bank as the surviving entity (the “Bank Merger” and, together with the Merger and the Holdco Merger, the “Merger Transaction”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                Incorporation of Documents by Reference.

In this Registration Statement, as permitted by law, Needham “incorporates by reference” information from other documents that Needham files with the Securities and Exchange Commission (the “SEC”). This means that Needham can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care.

The following documents filed (and excluding any documents or portions thereof furnished) with the SEC by Needham are hereby incorporated into this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025;
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 9, 2025; Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025, filed with the SEC on August 8, 2025; and Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025, filed with the SEC on November 7, 2025;

•	Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Shareholders, filed with the SEC on March 14, 2025;

•	Current Reports on Form 8-K, filed with the SEC on January 6, 2025, January 22, 2025, January 29, 2025, January 31, 2025, March 31, 2025, April 22, 2025, April 24, 2025, May 7, 2025, June 5, 2025 (as amended by that certain Current Report on Form 8-K/A, filed with the SEC on June 5, 2025), July 16, 2025, July 23, 2025, July 29, 2025, October 8, 2025, October 20, 2025, October 22, 2025 (as amended by that certain Current Report on Form 8-K/A, filed with the SEC on October 23, 2025), October 31, 2025, November 4, 2025, November 13, 2025 (as amended by that certain Current Report on Form 8-K/A, filed with the SEC on November 13, 2025), and November 14, 2025; and

•	The description of Needham’s common stock contained in Exhibit 4.2 to Needham’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025.

In addition, all documents filed by Needham pursuant to Section 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Articles 10 and 11 of the Articles of Incorporation of the Corporation set forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may occur in their capacity as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure.  If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance.  The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous.  The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.                Exemption from Registration Claimed.

Not applicable.

Item 8.                Exhibits.

4.1	Articles of Incorporation of NB Bancorp, Inc. (incorporated by reference to the Registration Statement on Form S-1 (file no. 333-272567), filed June 9, 2023).

4.2	Bylaws of NB Bancorp, Inc. (incorporated by reference to the Registration Statement on Form S-1 (file no. 333-272567), filed June 9, 2023).

5.1	Opinion of Nutter, McClennen & Fish, LLP regarding legality of securities being registered

10.1	BankProv 401(k) Plan

23.1	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.1)*

23.2	Consent of Independent Registered Public Accounting Firm*

24.1	Power of Attorney (contained on signature page)

107	Filing Fee Table*

*            Filed herewith

Item 9.                 Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; provided

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Needham, Commonwealth of Massachusetts, on November 14, 2025.

NB BANCORP, INC.

By:	/s/ Joseph P. Campanelli
Name: Joseph P. Campanelli
Title: Chairman, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of NB Bancorp, Inc. (the “Corporation”) hereby severally constitute and appoint Joseph P. Campanelli and Jean-Pierre Lapointe, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Joseph P. Campanelli and Jean-Pierre Lapointe may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended (“Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (“SEC”), in connection with the registration under such Act of shares of the Corporation’s common stock, par value of $0.01 per share (“Common Stock”), that may be offered or sold under the BankProv 401(k) Plan (the “BankProv 401(k) Plan”) if participants elect to invest in the shares of the Corporation’s Common Stock through the BankProv 401(k) Plan during payroll periods between November 15, 2025 and the merger of the BankProv 401(k) Plan with Needham’s existing 401(k) plan, inclusive, and an indeterminate amount of plan interests issuable to eligible participants pursuant to the BankProv 401(k) Plan, and, further, to execute and sign any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby granting to such attorneys-in-fact and agents, each acting alone, the full power and authority to do and perform every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as any such officer or director might or could do in person, and hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute, lawfully does or causes to be done by virtue hereof, with such persons being authorized to take or cause to be taken any and all such further actions in connection therewith in the name and on behalf of the Corporation as they, in their sole discretion, deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title

/s/ Joseph P. Campanelli	Director, Chairman, Chief Executive Officer and President	November 14, 2025
Joseph P. Campanelli	(Principal Executive Officer)

/s/ Jean-Pierre Lapointe	Executive Vice President and Chief Financial Officer	November 14, 2025
Jean-Pierre Lapointe	(Principal Financial Officer)

/s/ Francis X. Orfanello	Lead Independent Director	November 14, 2025
Francis X. Orfanello

/s/ Paul Ayoub	Director	November 14, 2025
Paul Ayoub

/s/ William Darcey	Director	November 14, 2025
William Darcey

/s/ Susan Elliott	Director	November 14, 2025
Susan Elliott

/s/ Angela D. Jackson	Director	November 14, 2025
Angela D. Jackson

/s/ Christopher Lynch	Director	November 14, 2025
Christopher Lynch

/s/ Kenneth Montgomery	Director	November 14, 2025
Kenneth Montgomery

/s/ Joseph R. Nolan, Jr.	Director	November 14, 2025
Joseph R. Nolan, Jr.

/s/ Hope E. Pascucci	Director	November 14, 2025
Hope E. Pascucci

/s/ Joseph Reilly	Director	November 14, 2025
Joseph Reilly

/s/ Raza Shaikh	Director	November 14, 2025
Raza Shaikh

/s/ Mark Whalen	Director	November 14, 2025
Mark Whalen